CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust I of our report dated August 23, 2019, relating to the financial statements and financial highlights, which appears in JPMorgan U.S. Sustainable Leaders Fund’s (formerly known as JPMorgan Intrepid Sustainable Equity Fund) Annual Report on Form N-CSR for the year ended June 30, 2019. We also consent to the references to us under the headings Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 17, 2020